Exhibit 10.6

FORM OF FLEET PURCHASE AGREEMENT

by and between

DRILLSHIPS OCEAN VENTURES INC.,

as Seller,

OCEAN RIG UDW INC.,

as Seller Parent

DRILLSHIPS OCEAN VENTURES II INC.,

as Buyer,

OCEAN RIG OPERATING LP,

as OPCO,

and

OCEAN RIG PARTNERS LP,

as MLP

Dated as of [—], 2014

ii

		Page

11.3	Entire Agreement	27

11.4	Waivers and Amendments	27

11.5	Governing Law	27

11.6	Binding Effect; Assignment	27

11.7	Usage	28

11.8	Articles and Sections	28

11.9	Exhibits; Disclosure Letters	28

11.10	Interpretation	28

11.11	Severability of Provisions	28

11.12	Counterparts	29

11.13	Non-Recourse	29

11.14	No Third Party Beneficiaries	29

11.15	Specific Performance	29
Annexes

A	Vessels and Ownership
B	Allocation of Share Consideration and Cash Consideration
Exhibits

1	Form of Memorandum of Agreement
2	Form of Assignment and Assumption Agreement
3	Form of Private Transfer Deed

iii

FLEET PURCHASE AGREEMENT

FLEET PURCHASE AGREEMENT, dated as of [—], 2014 (this “Agreement”), by and between Drillships Ocean Ventures Inc., a Marshall Islands corporation (the “Seller”), Ocean Rig UDW Inc., a Marshall Islands Corporation and Seller’s direct parent (“Seller Parent”), Drillships Ocean Ventures II Inc., a Marshall Islands corporation (the “Buyer”), Ocean Rig Operating LP, a Marshall Islands limited partnership and Buyer’s direct parent (“OPCO”), and Ocean Rig Partners LP, a Marshall Islands limited partnership and Buyer’s indirect parent (the “MLP” and together with Buyer and its Subsidiaries, and OPCO, the “Buyer Group”).

RECITALS

WHEREAS, the Seller is the owner, directly or indirectly, of 100% of the issued and outstanding equity interests of the Vessel SPVs, which are the entities set forth on Annex A under the heading “Vessel SPVs” (the “Vessel SPVs”, and such interests, the “Vessel SPV Interests,”) and the Vessel SPVs own, directly or indirectly, the vessels set forth opposite the names of such Vessel SPVs on Annex A (collectively, the “Vessels”);

WHEREAS, the Seller is the owner of 100% of the issued and outstanding equity interests of Drillships Ocean Ventures Operations Inc. (“DOV Operations”) and (through the Seller’s membership) of 1% of the outstanding equity interests of Ocean Rig Block 33 Brasil Cooperatief UA (“Cooperatief” and together with DOV Operations and DOV Operations’ direct and indirect Subsidiaries, the “Operation SPVs,” and the Seller’s interests in DOV Operations and the Seller’s membership, including all membership rights, in Cooperatief, the “Operation SPV Interests”); and

WHEREAS, the Seller wishes to sell, transfer, convey and assign and cause the Drillship Owners to sell, transfer, convey and assign to the Buyer, and the Buyer wishes to purchase and acquire from the Seller and the Drillship Owners, each of the Vessels and the Operation SPV Interests upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms.

(a) For purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall the Seller Parent or the Seller or any of their Subsidiaries (other than the members of the Buyer Group and their Subsidiaries) be deemed an Affiliate of any of the Buyer Group or any of their respective Subsidiaries nor shall any of the Buyer Group or any of their respective Subsidiaries be deemed an Affiliate of any of the Seller Parent or the Seller or any of their Subsidiaries (other than the members of the Buyer Group and their Subsidiaries).

“Ancillary Agreements” means, collectively, (i) the MOA, (ii) the Assignment Agreements, and (iii) any other agreements required to be executed and delivered by any of the Buyer Group or their respective Subsidiaries, on the one hand, and the Seller or any of its Subsidiaries, on the other hand, pursuant to this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, United States, Athens, Greece or Cyprus are authorized or obligated by law to close.

“Buyer SPV” means Drillship Skiathos Owners II Inc., a Marshall Islands corporation, with respect to Ocean Rig Mylos, Drillship Skyros Owners II Inc., a Marshall Islands corporation, with respect to Ocean Rig Skyros, and Drillship Kythnos Owners II Inc., a Marshall Islands corporation, with respect to Ocean Rig Athena.

“Capital Stock” means: (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (iii) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights of any nature to purchase or acquire any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Drillship Shareholders” means collectively, Drillship Skiathos Shareholders Inc., a Marshall Islands corporation and the parent of Drillship Skiathos Owners Inc., Drillship Skyros Shareholders Inc., a Marshall Islands corporation and the parent of Drillship Skyros Owners Inc., and Drillship Kythnos Shareholders Inc., a Marshall Islands corporation and the parent of Drillship Kythnos Owners Inc.

“Drillship Owners” means collectively, Drillship Skiathos Owners Inc., a Marshall Islands corporation and the owner of the Ocean Rig Mylos, Drillship Skyros

Owners Inc., a Marshall Islands corporation and the owner of the Ocean Rig Skyros, and Drillship Kythnos Owners Inc., a Marshall Islands corporation and the owner of the Ocean Rig Athena.

“Environmental Laws” means applicable Laws, any agreement with any Governmental Body and Maritime Guidelines, in each case, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the related rules and regulations of the SEC thereunder.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, accreditations, exemptions, variances, easements, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Body, or of which such Person has the benefit under any applicable Law.

“Governmental Body” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including the Marshall Islands), international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization, including Nasdaq, or any arbitral body.

“Knowledge” As used in this Agreement, “Knowledge” means the actual knowledge of the subject entity, or any of its respective Affiliates, after due inquiry (including, where appropriate, consultation with responsible employees of such entity, or any of its Affiliates) into the subject matter.

“Lien” means, with respect to any property or asset, any mortgage, lien (including any maritime lien), pledge, hypothecation, charge (whether fixed or floating), assignment deed of trust, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option, community property right, claim or other encumbrance of any kind in respect of such property or asset.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to any Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Body, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“MOA” means a memorandum of agreement to be entered into between the Buyer SPVs, on the one hand, and the Drillship Owners, on the other hand, in substantially the form set forth on Exhibit 1.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Organizational Documents” means, with respect to any Person that is not a natural person, the documents by which such Person establishes its legal existence or which govern its internal affairs, including such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Person” means an individual, corporation, partnership (with or without limited liability), cooperative, limited liability company, joint venture, a trust, an unincorporated association, or other entity or organization, including a Governmental Body.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the related rules and regulations of the SEC thereunder.

“Seller Credit Agreement” means the Credit Agreement dated as of July 25, 2014, as amended, amended and restated, supplemented or otherwise modified from time to time among the Seller Parent, the Seller, Drillships Ventures Projects Inc., a Delaware corporation, the lenders from time to time party thereto and Deutsche Bank AG New York Branch as Administrative Agent and Pari Passu Collateral Agent (as such terms are defined therein).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership (with or without limited liability), cooperative, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person. Notwithstanding the foregoing, in no event shall any of the Buyer Group or any of their respective Subsidiaries be deemed Subsidiaries of the Seller Parent or the Seller or any of their Subsidiaries (other than the members of the Buyer Group and their Subsidiaries) or shall the Seller Parent or the Seller or any of their Subsidiaries (other than the members of the Buyer Group and their Subsidiaries) be deemed Subsidiaries of any of the Buyer Group or any of their respective Subsidiaries.

“Taxes” means all federal, state, local and foreign income, profits, tonnage (including under Greek Law), franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Vessel SPVs” means collectively, the Drillship Shareholders and the Drillship Owners.

(b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Allocation	2.4(a)
Assignment Agreements	2.3(b)(ii)
Assumed Debt	2.3(a)(i)
Buyer	Preamble
Buyer Disclosure Letter	5
Buyer Group	Preamble
Cash Consideration	2.3(a)(iii)
Closing	2.2
Closing Date	2.2
Debt Agreements	3.4
IPO	2.1(a)
Laws	3.2(b)(v)
MLP	Preamble
OPCO	Preamble
OPCO Interests	2.3(a)(ii)
OPCO Interest Consideration	2.3(a)(ii)
Operation SPV Contracts	4.6
Operation SPV Interests	Recitals
Operation SPV Sale	2.1(b)
Operation SPVs	Recitals
Orders	3.2(b)(v)
ORIG Holdings	2.3(a)(ii)
SEC Documents	4.9
Seller	Preamble
Seller Parent	Preamble
Seller Disclosure Letter	3
Transfer Taxes	2.4(b)
Vessel SPV Interests	Recitals
Vessel SPVs	Recitals
Vessel Delivery	2.1(a)
Vessels	Recitals

ARTICLE 2

TRANSACTIONS; CLOSING

2.1 Purchase and Sale.

(a) Vessel Deliveries. With respect to each Vessel, the Seller shall cause the Drillship Owners and the Buyer shall cause the Buyer SPVs to execute and deliver a MOA with respect to the three Vessels as promptly as practicable after the date hereof but no later than the closing of the initial public offering of the MLP (the “IPO”). At the Closing, the Seller shall cause each Drillship Owner to sell, transfer, convey and assign and deliver to the applicable Buyer SPV, and the Buyer shall cause such Buyer SPV to accept and assume from such Drillship Owner, all of such Drillship Owner’s respective right, title and interest in the applicable Vessel, at the purchase price for such Vessels as set forth in Annex A, free and clear of all taxes, debts and Liens, on the terms and subject to the conditions set forth in the MOA (each, a “Vessel Delivery”).

(b) Operation SPV Sale. At the Closing the Seller shall sell, transfer, convey, assign and deliver, or shall cause to be sold, transferred, conveyed, assigned and delivered, to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), the Operation SPV Interests (the “Operation SPV Sale”).

2.2 Closing. The closing of the Vessel Deliveries and Operation SPV Sale (the “Closing”) shall take place substantially concurrently with the closing of the IPO, subject to the terms and satisfaction or waiver of the conditions of the MOA and the satisfaction or waiver of the conditions set forth herein (other than those conditions that will be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such Closing). The date upon which the Closing occurs is referred to herein as a “Closing Date”.

2.3 Deliveries Between Parties at Closing.

(a) Deliveries by the Buyer Group. At the Closing, the MLP shall pay and transfer, or shall cause the other members of the Buyer Group to pay and transfer, an aggregate of U.S. $[—] of consideration to the Seller, consisting of the following:

(i) the assumption by the Buyer and by certain Buyer Subsidiaries of all the obligations under the Seller Credit Agreement from the Closing Date and thereafter, including, without limitation, the obligation to repay outstanding principal indebtedness in the aggregate amount $[—] billion and the execution and delivery by the Buyer and by certain of the Buyer’s Subsidiaries of all documentation related thereto, but excluding the obligation to pay all accrued interest under the Seller Credit Agreement through the Closing Date, which will be paid by the Seller prior to Closing (the “Assumed Debt”);

(ii) the transfer, conveyance and assignment by the MLP on behalf of the Buyer of [—]% of the limited partner interests in OPCO (the “OPCO Interest Consideration” and limited partner interests in OPCO generally, “OPCO Interests”), having an aggregate value of $[—] million, to the Seller’s Affiliate Ocean Rig Holdings Inc., a Marshall Islands corporation (“ORIG Holdings”);

(iii) the payment by the MLP on behalf of the Buyer to the Seller of U.S. $[—] million in immediately available funds to one or more accounts designated in writing by the Seller (the “Cash Consideration”); and

(iv) the delivery to the Seller or the Vessel SPVs on or prior to the Closing Date of any documents or instruments required to be delivered by the Buyer or its applicable Subsidiaries pursuant to the MOA and any other documentation required (or reasonably requested by the Seller) in order to evidence and effect the transfer of the Vessels and Operation SPV Interests (it being understood that such instruments shall not require the Buyer, its Subsidiaries or any other Person to make any representations, warranties, covenants or agreements not expressly set forth in this Agreement or the MOA).

(b) Deliveries by the Seller. At the Closing, the Seller shall:

(i) deliver, or cause to be delivered, to the Buyer or its applicable Subsidiaries any documents or instruments required to be delivered by the Seller or its applicable Subsidiaries pursuant to the MOA and any other documentation required (or reasonably requested by the Buyer) in order to evidence and effect the transfer of such Vessels and Operation SPV Interests (it being understood that such instruments shall not require the Seller, its Subsidiaries or any other Person to make any representations, warranties, covenants or agreements not expressly set forth in this Agreement or the MOA) as well as agreements evidencing the termination of all contracts to which the Seller, the Drillship Shareholders or the Drillship Owners are a party related to the Vessels, including agreements evidencing the termination of any bareboat agreements and management agreements;

(ii) deliver, or cause to be delivered, to the Buyer (A) certificates (if any) representing the Operation SPV Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer, in proper form for transfer, (B) in respect of the Seller’s Interests in 100% of the issued and outstanding equity of DOV Operations, an Assignment and Assumption Agreement duly executed by the Seller and, if applicable, DOV Operations, in substantially the form set forth on Exhibit 2 and (C) in respect of the Seller’s interest in 1% of the outstanding equity of Cooperatief, through the Seller’s membership in Cooperatief, a Private Transfer Deed duly executed by the Seller and, if applicable, Cooperatief, in substantially the form set forth on Exhibit 3 (the agreements described in (B) and (C) together, the“Assignment Agreements”); and

(iii) cause the assignment by the Seller of the Seller Credit Agreement, and the execution and delivery by the Seller of all documentation related thereto.

2.4 Tax Matters.

(a) For tax purposes, the Assumed Debt, OPCO Interest Consideration and Cash Consideration shall be allocated among the Vessels, Operation SPV Interests in a manner consistent with Annex B and the Code (the “Allocation”). For all Tax purposes, the parties hereto agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and neither the parties hereto nor any of their Affiliates will take any position inconsistent therewith in any reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, or in any communication with any Tax authority, except as required by a change in applicable Law or a good faith resolution of a Tax contest. The parties hereto each agree to cooperate with each other in preparing IRS Form 8594, and to furnish each other with a copy of such form prepared in draft form within a reasonable period before its filing due date. The parties hereto shall notify each other party within five (5) Business Days if it receives written notice that any Tax authority proposes any allocation different than the Allocation.

(b) Transfer Taxes. The parties to this Agreement shall cooperate in attempting to eliminate or minimize the amount of any property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), including attempting to effect each Vessel Delivery at a non-United States port which does not impose material Transfer Taxes. Furthermore, the parties to this Agreement shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes. From and after the initial Closing, the Seller shall pay or cause to be paid all Transfer Taxes.

(c) Vessel Delivery Outside of the United States. The parties to this Agreement shall cooperate in ensuring that title to each Vessel, and risk of loss with respect to each Vessel, will pass to the Buyer outside of the United States (including, for the avoidance of doubt, outside of the territorial waters of the United States).

2.5 Certain Adjustments. (i) If at any time during the period between the date of this Agreement and the Closing any change in the outstanding OPCO Interests shall occur, then the OPCO Interest Consideration and any other provisions under this Agreement that reference the OPCO Interests shall be equitably adjusted to reflect such change; (ii) if at any time during the period between the date of this Agreement and the Closing any revenues are earned but are not collected by the Operating SPVs prior to the Closing Date then the MLP, OPCO and the Buyer covenant to the Seller to use their commercially reasonable efforts to promptly collect and remit all such revenues received by them or their Subsidiaries to the Seller and, the Seller Parent and the Seller covenant to the Buyer to promptly pay the Buyer any post-Closing revenues earned after the Closing and received by them or their Subsidiaries (iii) if [at any time during the period between the date of this Agreement and the Closing] any expenses are incurred but not paid by the Operating SPVs prior to the Closing Date, the Seller covenants to the Buyer to promptly pay such expenses when due, (iv) if any revenues related to the Vessels or the Operation SPVs are prepaid to the Seller or its Subsidiaries but not earned prior to the Closing Date, then the Seller Parent and the Seller covenant to the Buyer to promptly pay such prepaid revenues to the Buyer and (v) if any expenses related to the Vessels or the Operation SPVs are prepaid to the Seller or its Subsidiaries but not incurred prior to the Closing Date, then the Seller Parent and Seller covenant to the Buyer to promptly pay such prepaid expenses to the Buyer on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARENT AND THE SELLER REGARDING THE SELLER AND

ITS SUBSIDIARIES

Except as set forth in the Disclosure Letter that is being delivered to the Buyer concurrently herewith (the “Seller Disclosure Letter”), each of the Seller Parent and the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing as follows:

3.1 Title to Interests. The Seller owns, directly or indirectly the Operation SPV Interests and the Vessel SPV Interests beneficially and of record, free and clear of any Liens, other than (a) transfer restrictions pursuant to applicable securities Laws, (b) Liens created by the Loan Documents defined in the Seller Credit Agreement and (c) the transfer restrictions pursuant to this Agreement. As of the Closing, the Seller shall have full power and authority to convey, or cause to be conveyed, to the Buyer or its Subsidiaries good and valid title to the Operation SPV Interests, free and clear of any Liens, other than the exceptions set forth in clauses (a), (b) and (c) of the immediately preceding sentence. The Seller has no other equity interests or rights to acquire equity interests in any of the Operation SPVs.

3.2 Due Incorporation and Authority to Execute and Perform Agreement.

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Marshall Islands, and has all requisite corporate power and authority to own, lease, license, sell, transfer and operate its properties and to carry on its business as now being conducted. The execution and delivery by the Seller and each of its Subsidiaries of this Agreement and the Ancillary Agreements to which the Seller or such Subsidiary is a party, the performance by the Seller and its Subsidiaries of their obligations hereunder and thereunder, and the consummation by the Seller and its Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate (or equivalent) action on the part of the Seller and its Subsidiaries as applicable. Each of the Seller and its Subsidiaries has all necessary corporate (or equivalent) power and authority to enter into this Agreement and the Ancillary Agreements to which the Seller or such Subsidiary is a party, to carry out as applicable its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. Each Ancillary Agreement to which the Seller or any of its Subsidiaries is a party will constitute, upon execution and delivery, legal, valid and binding obligations of the Seller or such Subsidiary, enforceable against the Seller or such Subsidiary, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(b) The execution and delivery by the Seller and each of its Subsidiaries of this Agreement and the Ancillary Agreements to which the Seller or such Subsidiary is a party, the consummation by the Seller and its Subsidiaries of the transactions contemplated hereby and thereby, and the performance by the Seller or such Subsidiary of this Agreement and the Ancillary Agreements to which the Seller or such Subsidiary is a party in accordance with their respective terms, will not:

(i) violate or conflict with the Organizational Documents of the Seller or such Subsidiary;

(ii) except as set forth in Section 3.2 of the Seller Disclosure Letter, require the Seller or such Subsidiary to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, other than those that if not obtained, made or given would not have a material adverse effect on the transactions contemplated hereby and thereby and other than compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal securities laws and the rules and requirements of Nasdaq;

(iii) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any of the Debt Agreements (as defined below) or any material contract, agreement, lease or license to which the Seller is a party or by or to which the Seller, its Subsidiaries, the Vessels, or the Operation SPV Interests is or may be bound or subject;

(iv) result in the creation of any Liens on the Vessels or the Operation SPV Interests (other than on or after the delivery date in respect of the Assumed Debt); or

(v) assuming the consents, approvals, authorizations, actions, filings and notices set forth in Section 3.2 of the Seller Disclosure Letter are obtained and made, violate or result in the breach of any orders, judgments, injunctions, awards, decrees or writs (collectively, “Orders”), or any applicable laws, statutes, regulations or other requirements (collectively, “Laws”) of any Governmental Bodies applicable to the Seller and its Subsidiaries, other than violations or breaches that would not have a material adverse effect on the transactions contemplated hereby and thereby.

3.3 Litigation. There is no material claim, action, suit or legal proceeding pending or, to the knowledge of the Seller Parent or the Seller, threatened against the Seller or any of its Subsidiaries by any Person before any Governmental Body, relating to any of the Vessels, the Vessel SPVs or the Operation SPVs (or any of their officers or directors) or the Operation SPV Interests, or which questions the validity of this Agreement or any of the transactions contemplated hereby or which seeks to prevent the Seller or any of its Subsidiaries from consummating the transactions contemplated herein. Neither the Seller nor any of its Subsidiaries is subject to or bound by any outstanding Order relating to any of the Vessels, the Vessel SPVs, or the Operation SPVs or the Operation SPV Interests or which questions the validity of this Agreement or any of the transactions contemplated hereby or which seeks to prevent the Seller or any of its Subsidiaries from consummating the transactions contemplated herein.

3.4 No Defaults. Neither of the Seller Parent or the Seller is or, after the consummation of the transactions contemplated hereby, will be (i) in violation of its Organizational Documents or (ii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation of any of its material debt agreements (collectively, the “Debt Agreements”).

3.5 Investor Sophistication. The OPCO Interest Consideration has not been registered under the Securities Act or any state securities laws and is being transferred in reliance upon one or more exemptions contained in such acts and that the Buyer’s reliance upon such exemptions is based in part upon the representations and agreements made by the Seller Parent and the Seller herein. The Seller has received or has been given access to all information that it considers necessary or advisable to it to make a decision concerning the purchase of the OPCO Interest Consideration. The Seller has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of investing in the OPCO Interests and is able to bear the economic risk of investing in such securities. The Seller is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT AND THE

SELLER AS TO THE OPERATION SPVs, THE VESSEL SPVs AND THE VESSELS

Except as set forth in the Seller Disclosure Letter, each of the Seller Parent and the Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

4.1 Due Organization. Each of the Operation SPVs and Vessel SPVs is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization. Each of the Operation SPVs and Vessel SPVs has all the requisite corporate or other similar organizational power and authority to own, lease, sell, transfer, license and operate its properties and to carry on its business as now being conducted. Each of the Vessel SPVs and Operation SPVs has elected to be, and is, treated as a disregarded entity for United States federal income tax purposes. True and correct copies of the Organizational Documents of each Operation SPV as in effect on the date of this Agreement have previously been made available to the Buyer.

4.2 Qualification. Each Operation SPV and Vessel SPV is duly qualified or licensed to do business in all jurisdictions where such Operation SPV or Vessel SPV currently conducts business that requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably expected to (a) impair or delay the ability of the Seller or its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Seller or its Subsidiaries are a party or (b) be material to the Seller and its Subsidiaries, taken as a whole.

4.3 Capitalization.

(a) Section 4.3(a) of the Seller Disclosure Letter sets forth the authorized, issued and outstanding Capital Stock of each Operation SPV, together with its jurisdiction of organization and record and beneficial owner thereof. Other than as set forth in Section 4.3(a) of the Seller Disclosure Letter (i) all of the outstanding Capital Stock of each Operation SPV is duly authorized and validly issued, free of any preemptive rights in respect thereto and, to the extent applicable, fully paid and nonassessable, (ii) no other class of Capital Stock of any Operation SPV is authorized, issued, reserved for issuance or outstanding, (iii) none of the Operation SPVs has or is bound by any outstanding subscriptions, options, warrants, convertible or exchangeable securities, calls, subscriptions, rights (including any preemptive rights), commitments or agreements of any character to which any of the Operation SPVs are bound requiring the issuance, delivery or sale of Capital Stock of the Operation SPVs, (iv) none of the Operation SPVs is a party to or bound by any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to its Capital Stock or voting interests and (v) none of the Operation SPVs has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of its Capital Stock of on any matter.

(b) The Seller is, directly or indirectly, the record and beneficial owner of all of the issued and outstanding Capital Stock of each Vessel SPV and has the authority, and has taken all steps necessary, to cause such Vessel SPV to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such Vessel SPV is a party, and to cause such Vessel SPV to perform the obligations of such Vessel SPV under this Agreement and the Ancillary Agreements to which such Vessel SPV is a party.

4.4 Operation SPVs. There are no liabilities of any of the Operation SPVs of any kind whatsoever, whether accrued, contingent, known or unknown, absolute, determined, determinable or otherwise, other than (i) liabilities incurred in the ordinary course of business up to a maximum amount of $50,000 for each Operation SPV or $100,000 in the aggregate or (ii) the indebtedness incurred pursuant to the Seller Credit Agreement. The Operation SPVs have no assets other than trade receivables, intercompany balances and deferred operation expenses. The Operation SPVs have no (and at no time have ever had any) employees.

4.5 The Vessels.

(a) Each of the Vessel SPVs has good title, free and clear of all Liens, other than pursuant to the Ship Mortgages defined in the Seller Credit Agreement, to the applicable Vessel set forth opposite its name on Annex A. Except as set forth in Section 4.5(a) of the Seller Disclosure Letter, there are no leases, subleases, licenses or other agreements to which the Vessel SPVs are parties granting to any Person other than the Vessel SPVs any right to the possession, use, occupancy or enjoyment of the Vessels or any portion thereof.

(b) Each Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and (i) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (ii) is free of damage affecting its class. Each Vessel shall be delivered at its Vessel Delivery free of stowaways with her class notation maintained without condition/recommendation (provided that notes and memoranda, if any, in the surveyor’s report which are accepted by the classification society without condition/recommendation are not to be taken into account), free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates, valid and unextended without condition/recommendation (provided that notes and memoranda, if any, in the surveyor’s report which are accepted by the classification society without condition/recommendation are not to be taken into account) by the relevant classification society or other relevant authorities at the time of delivery.

(c) Prior to the date of this Agreement, the Seller has delivered and made available to the Buyer, or has caused the Vessel SPVs to deliver and make available to the Buyer, accurate, complete and correct copies of the most recent inspection reports relating to each Vessel set forth on Section 4.5(d) of the Seller Disclosure Letter.

4.6 Operation SPV Contracts. Section 4.6 of the Seller Disclosure Letter lists all contracts, licenses, obligations, leases, agreements, commitments or the like, written or oral, to which any Operation SPV is a party (“Operation SPV Contracts”). Each Operation SPV has good and valid title to each Operation SPV Contract to which it is a party, free and clear of any Liens. Each Operation SPV has performed all obligations required to be performed by it to date under each Operation SPV Contract to which it is a party. No Operation SPV is in default under any Operation SPV Contract, nor does an event exist which, with the giving of notice or lapse of time or both, would constitute such a default. To the Knowledge of the Seller Parent and the Seller, all other parties to the Operation SPV Contracts are in compliance with the terms thereof. Except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles, each of the Operation SPV Contracts is a valid and binding agreement of the Operation SPVs party thereto enforceable against such Operation SPVs in accordance with its terms and, to the knowledge of the Seller Parent and the Seller, is a valid and binding agreement of the other parties thereto enforceable against such other parties in accordance with its terms, and the consummation of the transactions contemplated hereby will not cause such Operation SPV Contract to become unenforceable. No consent (including the consent of any Governmental Body) or other action is required in order for the Operation SPV Contracts to remain in full force and effect, and for the applicable Operation SPV to fully exercise its rights thereunder, following the Closing. The Seller has delivered or made available to the Buyer true and complete copies, including all amendments and supplements thereof, of the Operation SPV Contracts.

4.7 Compliance with Laws; Governmental Authorizations

(a) Each Operation SPV and each Vessel SPV is, and since the date of its formation has been, in compliance with all Laws and Governmental Authorizations to which such entity, or its Vessel or other material assets is subject (including Maritime Guidelines and labor, employment and Environmental Laws). In addition, there are no currently known conditions that would reasonably be expected to result in any liability pursuant to any Environmental Law, and each Operation SPV and each Vessel SPV has provided to Buyer all material documents in its possession related to compliance with or liability under Environmental Laws.

(b) Each Operation SPV and each Vessel SPV owns, holds, possesses or lawfully uses in the operation of its business all Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.

4.8 Litigation. There is no material claim, action, suit or legal proceeding pending or, or to the Knowledge of the Seller Parent or the Seller, threatened against any of the Vessels, the Vessel SPVs or the Operation SPVs (or any of their officers or directors), or the Operation SPV Interests by any Person (including any Affiliates of such Person) before any Governmental Body. None of the Vessel SPVs and the Operation SPVs is subject to or bound by any outstanding Order.

4.9 Disclosure. The information with respect to the Seller, the Vessels, the Vessel SPVs, the Operation SPVs, the Operation SPV Interests and that Seller or any of its Subsidiaries supplies in writing to the Buyer specifically for use in the documents filed with the SEC related to the IPO, including the registration statement, prospectus and related exhibits (the “SEC Documents”), at the time of the filing of such SEC Documents or any amendment or supplement thereto and at the time of any distribution or dissemination of such SEC Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 Exclusivity of Representations. The Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of OPCO, which investigation, review and analysis was done by the Seller and its representatives. In entering into this Agreement, the Seller relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of OPCO or its Affiliates (except the specific representations made in Article 5 or in the MOA). Except for the representations and warranties contained in Article 5 and Article 6, the representations and warranties in the MOA and in the certificate delivered to the Seller pursuant to Section 8.1, the Seller acknowledges that (a) NONE OF THE BUYER GROUP OR ANY OTHER PERSON ON BEHALF OF THE BUYER GROUP MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO ANY OF THE BUYER GROUP OR THEIR AFFILIATES OR THEIR BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OPCO AND ITS AFFILIATES OR THE BUSINESS THEREOF AFTER THE CLOSING and (b) neither the Buyer Group nor any other Person will have or be subject to any liability or indemnification obligation to the Seller, its Subsidiaries or any other Person resulting from the distribution to the Seller or any other Person, or their use of, any information provided in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any information, documents, projections, forecasts or other material made available to them in any “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements.

4.11 Brokers. None of the Seller or its Subsidiaries has paid or agreed to pay, or received any claim with respect to any brokerage commissions, finders’ fees or similar compensation in connection with the transaction contemplated by this agreement or the Ancillary Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE MLP, OPCO AND THE BUYER

Except as otherwise set forth in the Disclosure Letter that is being delivered by the Buyer to the Seller concurrently herewith (the “Buyer Disclosure Letter”), each of the MLP, OPCO and the Buyer represents and warrants to the Seller as of the date hereof and as of the Closing as follows:

5.1 Due Incorporation and Authority. Each member of the Buyer Group is an entity duly incorporated or formed, validly existing and in good standing under the laws of the Marshall Islands. Each member of the Buyer Group has all requisite corporate (or equivalent) power and authority to own, lease, license, sell, transfer and operate its properties and to carry on its business as now being conducted.

5.2 Authority to Execute and Perform Agreement.

(a) The execution and delivery by each of the members of the Buyer Group and their Subsidiaries of this Agreement and the Ancillary Agreements to which such member of the Buyer Group or Subsidiaries is a party, the performance by such members of the Buyer Group and their Subsidiaries of their obligations hereunder and thereunder, and the consummation by the Buyer Group of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate (or equivalent) action on the part of the Buyer Group or their Subsidiaries. Each member of the Buyer Group and their Subsidiaries has all necessary corporate (or equivalent) power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligations of the MLP, OPCO and the Buyer enforceable against the MLP, OPCO and the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. Each Ancillary Agreement to which any of the members of the Buyer Group or their Subsidiaries is a party will constitute, upon execution and delivery, legal, valid and binding obligations of such entities, enforceable against such entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(b) The execution and delivery by each of the members of the Buyer Group and their Subsidiaries of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the transactions by such member or Subsidiary contemplated hereby and thereby, and the performance by such member or Subsidiary of this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms will not:

(i) violate or conflict with the Organizational Documents of any of the members of the Buyer Group or their Subsidiaries;

(ii) except as set forth in Section 5.2(b)(ii) of the Buyer Disclosure Letter, require any of the members of the Buyer Group to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, other than those that if not obtained, made or given would not have a material adverse effect on the transactions contemplated hereby and thereby and other than compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal securities laws and the rules and requirements of Nasdaq; or

(iii) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material contract, agreement, lease or license to which any of the members of the Buyer Group or their Subsidiaries is a party or by which any of their assets are bound or subject;

(iv) result in the creation of any Liens upon any of the properties of any of the members of the Buyer Group or their Subsidiaries pursuant to the terms of any contract, agreement, lease or license (other than on or after the delivery date in respect of the Assumed Debt); or

(v) assuming the consents, approvals, authorizations, actions, filings and notices set forth in Section 5.2(b)(ii) are obtained and made, violate or result in the breach of any Orders or Laws of any Governmental Bodies applicable to any of the members of the Buyer Group and their Subsidiaries, other than violations or breaches that would not have a material adverse effect on the transactions contemplated hereby and thereby.

5.3 Capitalization.

(a) As of the date of this Agreement, the MLP holds 100% of the equity interests (consisting solely of limited partner interests) in OPCO, and Ocean

Rig Operating Partners GP LLC holds the sole non-economic general partner interest in OPCO. Other than as set forth in Section 5.3(a) of the Buyer Disclosure Letter, there are no options, warrants, convertible or exchangeable securities, subscriptions, equity interest appreciation rights, or equity interest equivalents, preemptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to OPCO or obligating OPCO to issue or sell any limited partner interests or other equity interest or general partner interest of, or any other ownership or voting interest in OPCO, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity or voting interests in OPCO. All outstanding limited partner interests of OPCO have been duly authorized, validly issued, fully paid and are non-assessable and were not issued, in violation of any preemptive rights. Assuming the accuracy of the representations and warranties set forth in Section 5, the offer and sale of OPCO Interests to the Seller pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act and/or qualification requirements of all other applicable U.S. federal or state securities Laws.

5.4 Brokers. None of the Buyer or its Subsidiaries has paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.5 Exclusivity of Representations. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Vessels and the Operation SPVs, which investigation, review and analysis was done by the Buyer and its representatives. In entering into this Agreement, the Buyer has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of the Seller or its Affiliates (except the specific representations made in Article 3 or Article 4 or in the MOA). Except for the representations and warranties contained in Article 3 or Article 4, the representations and warranties in the MOA and in the certificate delivered to the Buyer pursuant to Section 7.1(c), the Buyer acknowledges that (a) NEITHER THE SELLER PARENT OR THE SELLER OR ANY OTHER PERSON ON BEHALF OF THE SELLER MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE VESSELS, THE SELLER OR ITS SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE VESSELS AND THE OPERATION SPVS AFTER THE CLOSING and (b) neither the Seller nor any other Person will have or be subject to any liability or indemnification obligation to the Buyer Group or any other Person resulting from the distribution to the Buyer or any other Person, or their use of, any information provided in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any information, documents, projections, forecasts or other material made available to them in any “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements.

5.6 Investor Sophistication. The Operation SPV Interests have not been registered under the Securities Act or any state securities laws and are being transferred in reliance upon one or more exemptions contained in such acts and that the Seller’s reliance upon such exemptions is based in part upon the representations and agreements made by the MLP, OPCO and the Buyer herein. The Buyer has received or has been given access to all information that it considers necessary or advisable to it to make a decision concerning the purchase of the Operation SPV Interests. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investing in the Operation SPV Interests and is able to bear the economic risk of investing in such securities. The Buyer is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1 Conduct of Business.

(a) Except (A) as set forth in Section 6.1 of the Seller Disclosure Letter, (B) as expressly required by this Agreement, or (C) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing, the Seller shall, and shall cause its Subsidiaries to, operate the Vessels and Operation SPVs in the ordinary course of business and in a manner consistent with past practice or as otherwise contemplated by the prospectus for the IPO. Without limiting the foregoing, except (1) as set forth in Section 6.1 of the Seller Disclosure Letter, (2) as expressly required by this Agreement, or (3) with the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parent and the Seller shall not, and shall cause the Seller’s Subsidiaries not to (provided, that any of the provisions below shall not apply to actions of the Seller or any of its Affiliates requested by the Buyer that are in furtherance of the IPO):

(i) amend (A) any of the Organizational Documents of the Operation SPVs or (B) any of the Organizational Documents of the Seller or its other Subsidiaries in a manner adverse to the Buyer;

(ii) (A) issue or authorize the issuance of, (B) split, combine or reclassify, (C) purchase or redeem, or (D) sell, transfer, subject to any Lien or otherwise encumber or dispose of, any Capital Stock of the Operation SPVs or the Vessel SPVs;

(iii) declare, set aside or pay any dividends on, or make any other distributions in respect of any Capital Stock of the Operation SPVs; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Operation SPVs shall be permitted to make cash dividends or distributions in respect of their Capital Stock;

(iv) incur any indebtedness of the Operation SPVs, cause the Operation SPVs to make any loans, advances or capital contributions to, or investments in, any other Person, or repay or satisfy any indebtedness of the Operation SPVs other than repayment of indebtedness in accordance with the terms hereof and thereof;

(v) enter into or materially amend, modify, extend or terminate any contract, agreement, lease or license to which any of the Operation SPVs is a party or to which any of their assets are bound (other than the expiration of any such contract, agreement, lease or license in accordance with its terms);

(vi) sell, lease, license, pledge, subject to a Lien, transfer or otherwise dispose of any of the Vessels or any of the assets or properties of a Operation SPV except for (A) Liens incurred in the ordinary course of business consistent with past practice, (B) sales of used equipment other than the Vessels in the ordinary course of business consistent with past practice and (C) leasing and any chartering activities in the ordinary course;

(vii) in the case of each Operation SPV, acquire any assets or properties or incur capital expenditures, other than bunkers and spare parts in the ordinary course of business consistent with past practice or at the reasonable request of its customer;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller, the Vessel SPVs or the Operation SPVs, other than any reduction of operations or winding up of the Seller that does not adversely affect the operation in the ordinary course of the Vessel or the Operation SPVs;

(ix) institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Body involving an Operation SPV, a Vessel SPV or their respective properties or assets, in each case in excess of $15,000,000 or that imposes material injunctive or other non-monetary relief;

(x) waive, release or assign any claims or rights having a value of $15,000,000 individually or $50,000,000 in the aggregate involving an Operation SPV, a Vessel SPV or their respective properties or assets; or

(xi) authorize or enter into an agreement to take any of the actions described in clauses (i) through (x) above.

(b) Except (1) as set forth in Section 6.1 of the Buyer Disclosure Letter, (2) as expressly required by this Agreement, or (3) with the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), each of the MLP, OPCO and the Buyer shall not, and shall cause its Subsidiaries not to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of the OPCO Interests.

6.2 Access to Information. After the date hereof until the Closing as reasonably necessary and after the Closing as necessary for the preparation of SEC and other regulatory filings, the parties hereto shall (a) give each other and their counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of each other and their respective Subsidiaries, as applicable, (b) furnish to each other and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of each of them and their respective Subsidiaries to cooperate with the other parties hereto, or their respective Subsidiaries, as applicable, in the matters described in clauses (a) and (b) above.

6.3 Litigation.

(a) The MLP shall promptly advise the Seller of any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation by or before a Governmental Body commenced or, to the Knowledge of any Member of the Buyer Group, threatened against or involving any member of the Buyer Group or any of their Subsidiaries or any of their respective officers or directors, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and shall keep the Seller informed and consult with the Seller regarding the status of the foregoing on an ongoing basis. The MLP shall, and shall cause the other members of the Buyer Group and their Subsidiaries to, cooperate with and give the Seller the opportunity to consult with respect to the defense or settlement of any such litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation, and shall not agree to any settlement without the prior written consent of the Seller.

(b) The Seller shall promptly advise the MLP of any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation by or before a Governmental Body commenced or, to the Knowledge of the Seller Parent or the Seller, threatened against or involving the Seller or any of its Subsidiaries or any of their respective officers or directors, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and shall keep the Buyer informed and consult with the Buyer regarding the status of the foregoing on an ongoing basis. The Seller shall, and shall cause its Subsidiaries to, cooperate with and give the Buyer the opportunity to consult with respect to the defense or settlement of any such litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation, and shall not agree to any settlement without the prior written consent of the Buyer.

6.4 Further Assurances.

(a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) contesting in good faith any actions, claims or other legal proceedings relating to the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) obtaining any consents or approvals from any Governmental Body or other Person with respect to the transactions contemplated hereby or thereby and (iii) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby.

(b) Notwithstanding anything in this Section 6.4 or otherwise in this Agreement, no party hereto shall be required or permitted, without the prior written consent of the other parties hereto, to consent to any requirement, condition, limitation, understanding, agreement or Order of a Governmental Body (i) to sell, divest, license, assign, transfer, hold separate or otherwise dispose of any material portion of the assets or business of such party or any of its Subsidiaries, or (ii) that materially limits the freedom of action with respect to, or ability to retain, any of the businesses, services, or assets of such party or any of its Subsidiaries, in order to be permitted by such Governmental Body to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE MLP

The obligation of the MLP to consummate (and to cause the other members of the Buyer Group and their Subsidiaries to consummate) the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by the MLP:

7.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the Seller Parent and the Seller contained in Article 3 and Article 4 and the representations and warranties of the Drillship Owners set forth in the MOA, shall be true and correct in all material respects (without regard to any qualification as to materiality or material adverse effect) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than such Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times.

(b) The Seller and its Subsidiaries shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the MOA to be performed or complied with by the Seller and its Subsidiaries on or prior to the Closing Date.

(c) The Vessels shall be delivered free and clear of all taxes, debts and Liens and all contracts to which the Seller, any Drillship Shareholder or any Drillship Owner are a party related to the Vessels, including any bareboat agreements and management agreements, shall have been terminated.

(d) All of the conditions to the closing of the MOA set forth therein shall have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions on or prior to the Closing.

(e) Each of the Seller Parent and the Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by an officer of the Seller Parent or the Seller, as applicable, to the foregoing effect.

7.2 No Orders. No Order shall have been issued by any Governmental Body that restrains or prohibits any Vessel Delivery or the Operation SPV Sale.

7.3 MOA and Closing Deliverables. The Buyer shall have received the MOA duly executed by each Vessel SPV party thereto, and all other documents and instruments required to be delivered by the Seller and its Subsidiaries pursuant to Section 2.3(b) and the MOA.

7.4 Other Requirements. (i) The Seller shall have paid all accrued interest under the Seller Credit Agreement through the Closing Date, (ii) The Seller shall have obtained the permissions required in Section 10.04 of the Seller Credit Agreement for the assignment of the Seller Credit Agreement, (iii) the Seller Parent and the Seller, shall at all times prior to and as of the Closing Date, including after giving effect to the transactions contemplated herein, be in compliance with all of the terms of their Debt Agreements, including with respect to any “transactions with affiliates” test contained therein, (iv) the debt of the Buyer Group, their Subsidiaries and the Operation SPVs on and as of the Closing Date shall consist only of Non-Recourse Debt (as defined in the Debt Agreements), (v) the Seller Parent and the Seller shall have caused the Operation SPVs to be deemed Unrestricted Subsidiaries (as defined in the Debt Agreements), (vi) the Seller Parent shall have caused ORIG Holdings, the members of the Buyer Group and their Subsidiaries to be deemed Unrestricted Subsidiaries (as defined in the Debt Agreements), (vii) the Vessel Deliveries and Operation SPV Sale shall be in strict compliance with the Debt Agreements, (viii) the lenders under the Seller Credit Agreement shall have agreed to allow the Buyer to assume the debt under such agreement, (ix) Drillship Skyros Owners II Inc. and Ocean Rig Global Chartering Inc. shall have entered into the Bareboat Charterparty Agreement regarding Ocean Rig Skyros in the form previously presented to the MLP and (x) the board of directors of Seller Parent shall have received (and provided evidence of the same to the Seller) prior to the pricing date of the IPO an opinion as to the fairness of the transactions contemplated herein to the Seller Parent and its subsidiaries from a financial point of view. For the avoidance of doubt, the opinion described in (x) above may also contemplate other transactions or agreements.

7.5 Frustration of Closing Conditions. The Buyer may not rely, either as a basis for not consummating the transactions contemplated hereby or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the breach of any provision of this Agreement by the MLP, the Buyer or OPCO.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER

The obligation of the Seller to consummate (and to cause its Subsidiaries to consummate) the Closing is subject to the fulfillment on or prior to such Closing Date of the following conditions, any one or more of which may be waived by the Seller:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the MLP, OPCO and the Buyer contained in Article 5 and the representations and warranties of the Buyer SPVs set forth in the MOA, shall be true and correct in all material respects (without regard to any qualification as to materiality or material adverse effect), in each case on and as of the Closing Date with the same force and effect as though made on and as of such Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times.

(b) The Buyer Group and their Subsidiaries shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the MOA to be performed or complied with by the Buyer Group and such Subsidiaries on or prior to the Closing Date.

(c) (i) The Seller Parent and the Seller, shall at all times prior to and as of the Closing Date, including after giving effect to the transactions contemplated herein, be in compliance with all of the terms of their Debt Agreements, including with respect to any “transactions with affiliates” test contained therein, (ii) the debt of the Buyer Group, their Subsidiaries and the Operation SPVs on and as of the Closing Date shall consist only of Non-Recourse Debt (as defined in the Debt Agreements), (iii) the Seller Parent and the Seller shall have caused the Operation SPVs to be deemed Unrestricted Subsidiaries (as defined in the Debt Agreements), (iv) the Seller Parent shall have caused ORIG Holdings, the members of the Buyer Group and their Subsidiaries to be deemed Unrestricted Subsidiaries (as defined in the Debt Agreements), (v) the Vessel Deliveries and Operation SPV Sale shall be in strict compliance with the Debt Agreements, (vi) the lenders under the Seller Credit Agreement shall have agreed to allow the Buyer to assume the debt under such agreement and (vii) Drillship Skyros Owners II Inc. and Ocean Rig Global Chartering Inc. shall have entered into the Bareboat Charterparty Agreement regarding Ocean Rig Skyros in the form previously presented to the MLP.

(d) Each of the MLP, OPCO and the Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by an officer of the MLP, OPCO or the Buyer , as applicable, with respect to the matters described in Section 8.1(a) and (b).

8.2 MOA and Closing Deliverables. The Seller shall have received the MOA duly executed by each of the Buyer SPVs and all other documents and instruments required to be delivered by the Buyer Group pursuant Section 2.3(a) and the MOA.

8.3 No Orders. No Order shall have been issued by any Governmental Body that restrains or prohibits any Vessel Delivery or the Operation SPV Sale.

8.4 Collateral Security Agreements. The Buyer Group shall have entered into all agreements required by the lenders or agents under the Seller Credit Agreement or under any security agreement related thereto to provide security in and to any Collateral (as such term is defined in the Seller Credit Agreement).

8.5 Frustration of Closing Conditions. The Seller may not rely, either as a basis for not consummating the transactions contemplated hereby or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the breach of the Seller Parent or the Seller of any provision of this Agreement.

ARTICLE 9

SURVIVAL

9.1 None of the covenants and agreements of the parties hereto contained in this Agreement or any certificates delivered by such party with respect hereto shall survive beyond the Closing, except for those covenants and agreements in this Agreement and any certificates delivered by such party with respect hereto that expressly survive the Closing, which shall survive in accordance with their terms.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing by mutual agreement of the Buyer Group and the Seller.

10.2 Survival After Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and have no further force or effect, except that (i) any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the willful and material breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement and (ii) the provisions of this Section 10.2, Section 2.5 and Article 11 shall survive any termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by e-mail or facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized express courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 11.2 by the party to receive such notice:

(a) if to the Buyer Group, to:

Drillships Ocean Ventures II Inc.

c/o Ocean Rig UDW Inc.

Tribune House

10 Skopa Street

Nicosia, Cyprus

Attention: Savvas Georghiades

Telephone: +357 22 767515

Facsimile:	+357 22 761542

Email:	oceanrig@cytanet.com.cy

if to the Seller, to:

Drillships Ocean Ventures Inc.

c/o Ocean Rig UDW Inc.

Tribune House

10 Skopa Street

Nicosia, Cyprus

Attention: Savvas Georghiades

Telephone: +357 22 767515

Facsimile:	+357 22 761542

Email:	oceanrig@cytanet.com.cy

11.3 Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto.

11.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

11.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is assignable by the Buyer Group, the Seller Parent or the Seller without the prior written consent of the other parties; provided, however, that without the prior written consent of the Seller Parent or the Seller, the MLP, the Buyer and OPCO may assign any of their rights, interests or obligations hereunder to any Affiliate of the Buyer Group, but no such assignment shall relieve the MLP, the Buyer or OPCO of any of their obligations hereunder.

11.7 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”

11.8 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.9 Exhibits; Disclosure Letters. All Exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References to this Agreement shall include the Seller Disclosure Letter and the Buyer Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Letter or the Buyer Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the corresponding Section of this Agreement and any other representations and warranties (or applicable covenants) that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face.

11.10 Interpretation. Any statute, regulation, other law defined or referred to herein means such statute, regulation, other law or contract as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and shall also be deemed to refer to all rules and regulations promulgated thereunder. Any contract defined or referred to herein means such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule. References to a Person also refer to its predecessors and permitted successors and assigns.

11.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

11.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

11.13 Non-Recourse. Except as set forth in any Ancillary Agreement (and then only with respect to the entities expressly named as parties therein and then only with respect to the specific obligations of such party set forth therein), (a) this Agreement and the Ancillary Agreements may be enforced only against, and any action, legal proceeding or claim based upon, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party and (b) with respect to each party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of such named party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any action, legal proceeding or claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. The provisions of this Section 11.13 are intended to be for the benefit of, and enforceable by the directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, advisors, lenders and other representatives and Affiliates referenced in this Section 11.13 and each such Person shall be a third-party beneficiary of this Section 11.13.

11.14 No Third Party Beneficiaries. Except as otherwise provided in Section 11.13, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

11.15 Specific Performance. The parties recognize that their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the party seeking such relief is prepared to consummate the transactions contemplated by this Agreement. The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

DRILLSHIPS OCEAN VENTURES INC.

By:
Name:
Title:

OCEAN RIG UDW INC.

By:
Name:
Title:

DRILLSHIPS OCEAN VENTURES II INC.

By:
Name:
Title:

OCEAN RIG OPERATING LP
By Ocean Rig Operating Partners GP LLC

By:
Name:
Title:

OCEAN RIG PARTNERS LP
By Ocean Rig Partners GP LLC

By:
Name:
Title:

[Signature Page to Fleet Purchase Agreement]

ANNEX A

Vessels and Ownership

Vessel Name	Vessel SPVs		Official Number	Flag State	Aggregate Purchase Price
	Drillship Shareholders	Drillship Owners
Ocean Rig Mylos	Drillship Skiathos Shareholders Inc.	Drillship Skiathos Owners Inc.	5014	Marshall Islands
Ocean Rig Skyros	Drillship Skyros Shareholders Inc.	Drillship Skyros Owners Inc.	2021	Marshall Islands
Ocean Rig Athena	Drillship Kythnos Shareholders Inc.	Drillship Kythnos Owners Inc.	5022	Marshall Islands
					$	[—] billion

ANNEX B

Allocation of Share Consideration and Cash Consideration

[TO COME]

EXHIBIT 1

FORM OF MEMORANDUM OF AGREEMENT

[TO COME]

EXHIBIT 2

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT